Exhibit 99.1

Pier 1 Imports, Inc. Outstanding 6.375% Convertible Senior Notes Paid In Full

FORT WORTH, Texas--(BUSINESS WIRE)--February 16, 2011--Pier 1 Imports, Inc. (NYSE:PIR) today announced that all its outstanding 6.375% Convertible Senior Notes due 2036 (the “Notes”) have been surrendered and paid in full and are no longer outstanding. On December 20, 2010, the Company gave notice that it was redeeming in full all the outstanding Notes on February 15, 2011 at a price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest. The notice of redemption also included notice of a holder’s option to require the Company to purchase the Notes on the same date and at the same price. On February 15, 2011, all outstanding Notes were surrendered in full and the Company paid the holders of the Notes $17.1 million, which included principal and accrued interest.

Financial Disclosure Advisory

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risk factors contained in the Company’s Annual Report on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400